                                                              EXHIBIT 10.20
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                     Agreement Regarding Palomino Park

                                  between


                     ERP OPERATING LIMITED PARTNERSHIP


                                    and


                      WELLSFORD REAL PROPERTIES, INC.




                       Dated as of         ___, 1997







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                     AGREEMENT REGARDING PALOMINO PARK


     THIS AGREEMENT REGARDING PALOMINO PARK (this "Agreement") is made and entered into as of __________, 1997 by and between ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership ("ERP Operating Partnership"), and WELLSFORD REAL PROPERTIES, a Maryland corporation ("Newco").

     A. Newco has been formed as a wholly-owned subsidiary of Wellsford Residential Property Trust, a Maryland real estate investment trust ("Wellsford Parent"), pursuant to the Contribution Agreement ("Contribution Agreement") referred to in that certain Agreement and Plan of Merger dated as of _____________, 1997 (the "Merger Agreement") by and between Equity Residential Properties Trust, a Maryland real estate investment trust that is the general partner of ERP Operating Partnership ("EQR") and Wellsford Parent. Pursuant to the Merger Agreement, Wellsford Parent has contributed to Newco, among other things, one hundred percent (100%) of the issued and outstanding Class A Common Stock (the "Class A Stock") of Wellsford Park Highlands Corp., a Colorado corporation ("WPHC"). Wellsford Parent retained one hundred percent (100%) of the issued and outstanding Class B Common Stock of WPHC (the "Class B Stock"). Following the merger of Wellsford Parent and EQR in accordance with the Merger Agreement, the Class B Stock continued to be held by the Surviving Trust (as defined in the Merger Agreement). Pursuant to that certain Contribution Agreement dated as of ________________, 1997 by and between the Surviving Trust and ERP Operating Partnership, the Surviving Trust has contributed the Class B Stock to ERP Operating Partnership.

     B. Reference is hereby made to a certain Second Amended and Restated Vacant Land Purchase and Sale Agreement (the "Original Land Contract"), made and entered into as of March 23, 1995 by and between Mission Viejo Company, a California corporation ("Mission"), and The Feld Company, a Colorado corporation ("Feld Company"), relative to the purchase and sale of certain property (the "Overall Property") containing approximately 181.803 acres located in Douglas County, Colorado and legally described as Lots 1, 2, 3, 4 and 5, Highlands Ranch Filing 126-A. Feld Company assigned its rights with respect to the Original Land Contract to WPHC pursuant to a certain Assignment and Assumption-Purchase Agreement dated as of May 2, 1995, by and between Feld Company and WPHC. The Original Land Contract has been amended pursuant to a certain First Amendment to Second Amended and Restated Vacant Land Purchase and Sale Agreement, made and entered into as of May 1, 1996, by and between Mission and WPHC. The Original Land Contract, as so amended, is referred to herein as the "Land Contract."

     C. It is presently contemplated that the Overall Property will be developed in five phases (each, a "Phase") together as an integrated project (the "Project") consisting of a 1,880-unit gated apartment community constructed around a centrally located 30-acre park (the "Park"), roads and a centrally located clubhouse, swimming pool and health club (the "Recreation Center"). The anticipated number of apartment units in each Phase is as follows: Phase I - 456 units; Phase II - 316 units; Phase III -
 304 units; Phase IV - 316 units; and Phase V - 452 units.

     D. Park at Highlands LLC, a Colorado limited liability company ("Park at Highlands"), has been formed and continued as a limited liability company under the laws of the State of Colorado pursuant to a certain Operating Agreement of Park at Highlands LLC dated as of April 27, 1995 by and between WPHC and Al Feld, an individual ("Al Feld"), as amended by First Amendment to Operating Agreement of Park at Highlands LLC dated as of December 29, 1995 by and between WPHC and Al Feld (collectively, the "Park at Highlands Operating Agreement").

     E. Pursuant to a certain Assignment and Assumption Agreement-Phase I dated as of May 2, 1995, by and between WPHC and Park at Highlands, WPHC assigned to Park at Highlands, and Park at Highlands assumed, all of WPHC's rights to acquire certain land known as Lot 1 ("Lot 1"), Highlands Ranch Filing 126-A. Park at Highlands subsequently acquired Lot 1 and Park at Highlands is constructing on a portion of Lot 1, known as Lot 1A, Highlands Park Filing No. 126-A, First Amendment ("Lot 1A"), a certain multi-family rental apartment complex, consisting of approximately 456 apartment units with related facilities ("Phase I") (also known as Blue Ridge).

     F. After acquiring Lot 1 from Mission, Park at Highlands transferred certain property known as Lot 1B, Highlands Ranch Filing No. 126-A, First Amendment ("Lot 1B") to WPHC. WPHC has constructed the Recreation Center on Lot 1B. In addition, Park at Highlands transferred to Palomino Park Public Improvements Corporation, a Colorado nonprofit corporation ("PPPIC"), legal title to certain property known as Tracts A and B, Highlands Ranch Filing No. 126-A, First Amendment, on which land PPPIC has developed or is expected to develop the Park, roads and certain infrastructure improvements.

     G. Park at Highlands and WPHC have entered into a certain Rec Center Use Agreement dated as of December 29, 1995, as amended, relating to the development, operation and use of the Recreation Center constructed or to be constructed by WPHC on Lot 1B.

     H. Red Canyon at Palomino Park LLC, a Colorado limited liability company ("Red Canyon"), has been formed and continued as a limited liability company under the laws of the State of Colorado pursuant to a certain Operating Agreement of Red Canyon at Palomino Park LLC, dated as of ____________, 1996 by and between WPHC and Al Feld (the "Red Canyon Operating Agreement"). The Red Canyon Operating Agreement and the Park at Highlands Operating Agreement are sometimes referred to herein collectively as the "Operating Agreements."

     I. Pursuant to a certain Assignment and Assumption Agreement-Parcel 2, made and entered into as of May 1, 1996, by and between WPHC and Red Canyon, WPHC assigned to Red Canyon and Red Canyon assumed, all of WPHC's rights to acquire certain land known as Lot 2A, Highlands Ranch Filing No. 126-A, Douglas County, Colorado ("Lot 2A"). Red Canyon subsequently acquired Lot 2A and Red Canyon anticipates constructing on Lot 2A a certain multi-family rental apartment complex, consisting of approximately 304 apartment units with related facilities ("Phase II").

     J. Red Canyon and WPHC have entered into a certain Rec Center Use Agreement dated as of May 2, 1996, relating to the development, operation and use of the Recreation Center constructed or to be constructed by WPHC on Lot 1B.

     K. The portions of the Overall Property other than Lots 1A, 1B, and 2A and Tracts A and B are sometimes referred to herein collectively as the "Remaining Overall Property".

     L. Palomino Park Public Improvements Corporation, a Colorado nonprofit corporation ("PPPIC"), has issued $14,750,000 in bonds to finance the construction of the roads and the Park and, in connection therewith, has been empowered to impose certain revenue assessment liens against the Phases owned by WPHC or a permitted assignee of WPHC to finance the payments due under the bonds.

     M. ERP Operating Partnership and Newco are entering into this Agreement pursuant to the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                 ARTICLE 1

                        COVENANTS RELATING TO WPHC

     ERP Operating Partnership and Newco, as the legal and beneficial owners of all of the issued and outstanding capital stock of WPHC, agree to, and Newco agrees to cause WPHC to (i) enter into a Shareholders' Agreement, which shall be prepared by counsel to ERP Operating Partnership and shall be in form and substance satisfactory to ERP Operating Partnership in the exercise of ERP Operating Partnership's commercially reasonable judgment, which agreement shall incorporate the following terms, and (ii) amend the Articles of Incorporation of WPHC, to the extent permitted by Colorado law, which amendment shall be prepared by counsel to ERP Operating Partnership and shall be in form and substance satisfactory to Newco and ERP Operating Partnership in the exercise of ERP Operating Partnership's commercially reasonable judgment, which amendment shall incorporate the following terms:

     1.1 ERP Operating Partnership shall have no obligation to contribute funds or capital to WPHC, Red Canyon, Park at Highlands or any future Palomino Park LLC (as hereinafter defined in Section 1.13) by virtue of its ownership of the Class B Stock. Nothing in the preceding sentence or elsewhere in this Agreement shall vitiate the obligation of ERP Operating Partnership to make any payments to third parties pursuant to agreements entered into by ERP Operating Partnership with respect to Phase I, Phase II and any Future Palomino Park Phases including, without limitation, the Tri-Party Agreement and the Credit Enhancement Agreement.

     1.2 With respect to each Phase, to the extent that said amount is required to be contributed by WPHC to Park at Highlands or Red Canyon, Newco shall be required to contribute to the capital of WPHC (each such contribution being referred to herein as a "Phase Contribution") an amount not to exceed the amount (the "Phase Contribution Limit") budgeted to be contributed by WPHC to the Palomino Park LLC developing such Phase in accordance with the terms of the Operating Agreement for such Palomino Park LLC, pursuant to the budget in effect for such Phase as of (a) the date hereof (in the case of Park at Highlands), or (b) the date of the Merger Agreement (in the case of Red Canyon); said budget of Red Canyon shall be subject to ERP Operating Partnership's review and approval prior to the applicable dates set forth in the preceding clause (b) of this Section 1.2 Under no circumstances shall Newco be entitled to receive additional shares of the capital stock of WPHC solely by virtue of its contribution of the relevant Phase Contribution to the respective Phase of the Project.

     1.3 WPHC shall not issue any additional capital stock except pursuant to the anti-dilution provisions of Section 1.4 hereof. WPHC shall not issue any additional capital stock for the purpose of raising the funds for any Phase Contribution required to be made by Newco pursuant to Section 1.2 hereof.

     1.4 (a) Subject to subparagraph (b) following, in the event any additional shares of stock of WPHC are to be issued by WPHC, ERP Operating Partnership, if a shareholder at the time of such issuance, shall have the right to purchase a sufficient number of newly issued shares of stock of WPHC at the then-established purchase price and terms to enable it to retain its then-current percentage of ownership interest in WPHC.

          (b) Notwithstanding the preceding subparagraph (a), ERP Operating Partnership shall not have the preemptive right described above in connection with the issuance by WPHC of additional shares of WPHC stock to a party other than Newco or an Affiliate (as hereinafter defined) of Newco. The right of WPHC to raise capital through the sale of additional WPHC stock to non-Affiliates of Newco shall in no way detract from or otherwise affect Newco's obligations under Section 1.2 to contribute capital to WPHC up to the Phase Contribution Limit.

     1.5 If ERP Operating Partnership or Newco (the "Selling Shareholder") shall receive an offer from a bona fide prospective purchaser (the "Offer") to purchase all (but not less than all, with respect to ERP Operating Partnership) or any part or all (with respect to Newco) of its shares of the capital stock of WPHC and the Selling Shareholder desires to sell such shares in accordance with such Offer, the Selling Shareholder shall first offer in writing (a "Notice of Proposed Sale") to sell such shares owned by it to the other party (the "Non-Selling Shareholder"). Any such sale to the Non-Selling Shareholder shall be on the same terms and conditions as the Offer, which terms and conditions shall be specified in the Notice of Proposed Sale; provided, however, that (i) if ERP Operating Partnership exercises its right of first refusal to purchase all of the capital stock of WPHC owned by Newco in connection with an Offer made to Newco with respect to which Newco had exercised a Drag Along Right (as hereinafter defined) (a "Drag Along Transaction"), then the per share price to ERP Operating Partnership for each share of WPHC stock owned by Newco shall be equal to the per share price which would have been paid in connection with the Drag Along Transaction had all shares subject to sale in the Drag Along Transaction been sold pursuant to the terms of the Drag Along Transaction offer, and (ii) any Notice of Proposed Sale to ERP Operating Partnership relating to an offer by Newco to sell its shares of Class A Stock shall include a provision obligating Newco to first convert such Class A Stock to Class B Stock if deemed necessary by ERP Operating Partnership. If the Non-Selling Shareholder has not provided the Selling Shareholder with written notice of its intention to purchase all of such shares in accordance with the terms of the Notice of Proposed Sale within thirty (30) days of the Non-Selling Shareholder's receipt of the Notice of Proposed Sale, then, subject to Sections 1.5 and 1.6 hereof, the Selling Shareholder shall have the right to sell its shares to such bona fide prospective purchaser in accordance with the terms of the Offer; provided, however, that in connection with any such sale by ERP Operating Partnership of its Class B Stock, WPHC shall agree to convert such Class B Stock into Class A Stock if deemed necessary by ERP Operating Partnership. If the Selling Shareholder fails to consummate such sale within one hundred fifty (150) days following the Non-Selling Shareholder's rejection of the offer in the Notice of Proposed Sale, then the Selling Shareholder's shares shall again be subject to all the restrictions of this section. Notwithstanding the foregoing, Newco shall not have the right to sell or transfer all or any of its shares of capital stock of WPHC during the period of time (the "Lock-Up Period") in which ERP Operating Partnership shall retain any actual or contingent liability under any or all of the Tri-Party Agreements described in Section 3.1 hereof. At no time shall ERP Operating Partnership have the right to sell less than all of its shares of the capital stock of WPHC, except with respect to a Tag Along Transaction under Section 1.6.

    1.6 If (after the expiration of the Lock-Up Period) Newco shall desire to sell or transfer to a bona fide prospective purchaser any part or all of its shares of the capital stock of WPHC and provides ERP Operating Partnership with a right of first refusal in accordance with Section 1.5 hereof which ERP Operating Partnership rejects in accordance therewith, then Newco shall provide ERP Operating Partnership with written notice of the pending sale (a "Tag Along Notice"). ERP Operating Partnership may elect to participate in such transaction (a "Tag Along Transaction") as an additional selling or transferring party by delivering a written notice thereof (a "Tag Along Election Notice") to Newco within thirty (30) days after delivery of such Tag Along Notice. A Tag Along Election Notice shall specify the number of shares which ERP Operating Partnership wishes to sell or transfer in such transaction, which number shall be less than or equal to (i) the aggregate number of shares of the capital stock of WPHC which Newco proposed to sell or transfer in such transaction (i.e., all of Newco's shares of the capital stock of WPHC), multiplied by (ii) a fraction, the numerator of which is the number of shares of WPHC capital stock owned by ERP Operating Partnership, and the denominator of which is the aggregate number of shares of the capital stock of WPHC owned by ERP Operating Partnership and Newco. If ERP Operating Partnership shall elect to sell or transfer shares in such transaction, the aggregate number of shares of the capital stock of Newco to be sold or transferred by Newco shall be reduced, so that the aggregate number of shares of the capital stock of WPHC to be sold or transferred to such third party by ERP Operating Partnership and Newco shall remain equal to the aggregate number of shares of the capital stock of WPHC which Newco originally proposed to sell or transfer in such transaction. Except as specifically provided below, participation by ERP Operating Partnership in the offering of shares pursuant to this Section 1.6 shall be at a price per share equal to the price being offered to Newco and on terms identical to those terms being offered to Newco. In the event that neither ERP Operating Partnership nor Newco has exercised its put/call rights under Section 1.8 hereof on or before the closing of any Tag Along Transaction, then fifty percent (50%) of the shares of WPHC stock to be sold by ERP Operating Partnership in connection with the Tag Along Transaction shall be deemed to be Put/Call Stock (the "P/C Tag Along Stock"). The per share purchase price for such P/C Tag Along Stock shall be equal to the greater of (a) the Put Price (as hereinafter defined) which would be applicable as of the date of the closing of the Tag Along Transaction divided by the total number of shares of Put/Call Stock as of such date, or (b) the per share purchase price being offered to Newco for the sale of its WPHC shares in connection with the Tag Along Transaction. The aggregate purchase price for all P/C Tag Along Stock sold in connection with a Tag Along Transaction is hereinafter referred to as the "P/C Tag Along Price." The per share purchase price for all shares sold by ERP Operating Partnership pursuant to this Section 1.6 other than the P/C Tag Along Stock shall be equal to the per share purchase price being offered to Newco for its WPHC shares. Newco shall not sell or transfer all or any portion of its shares of the capital stock of WPHC other than in accordance with Sections 1.5 and 1.6 hereof.

     1.7 If (after the expiration of the Lock-Up Period and after affording ERP Operating Partnership its right of first refusal in accordance with Section 1.5 above) Newco shall receive a written offer from a bona fide purchaser that is not an Affiliate of Newco to purchase all of the shares of capital stock of WPHC owned by Newco and all of the capital stock of WPHC owned by ERP Operating Partnership, then Newco shall promptly give ERP Operating Partnership written notice thereof. If Newco elects, ERP Operating Partnership agrees to sell or transfer all of the shares of WPHC stock owned by ERP Operating Partnership in accordance with the terms of such written offer, provided that, except as specifically provided below, the sale of shares by ERP Operating Partnership pursuant to this
Section 1.7 shall be on terms identical to those being offered to Newco (a "Drag Along Right"). To the extent that the shares of WPHC stock owned by ERP Operating Partnership and sold pursuant to this Section 1.7 include the shares of Put/Call Stock, the aggregate purchase price for the Put/Call Stock being sold pursuant to this Section 1.7 shall be the applicable Call Price (as hereinafter defined) which would be applicable as of the date of the closing of such Drag Along Transaction. The per share purchase price for all shares, other than Put/Call Shares, of WPHC stock sold by ERP Operating Partnership as part of a Drag Along Transaction shall be equal to the per share purchase price offered to Newco.

     1.8 Subject to Section 1.8(iv) hereof, fifty percent (50%) of the Class B Stock owned by ERP Operating Partnership as of the date hereof (the "Put/Call Stock") shall be subject to the following:

          (i) At any time from and after the fifth (5th) anniversary of the date hereof, ERP Operating Partnership shall have the right to "put" all (but not less than all) of the Put/Call Stock to Newco for a sales price (the "Put Price") equal to $1,900,000 less the amount of any "Sales or Refinancing Proceeds" (as such term is defined in the applicable Operating Agreements) received by ERP Operating Partnership (by reason of WPHC's interests in the Palomino Park LLCs) to the extent allocable to the Put/Call Stock. The Put Price shall not be subject to dilution based upon any underlying dilution in the Put/Call Stock;

          (ii) At any time from and after the date hereof, Newco shall have the right to "call" all (but not less than all) of the Put/Call Stock. If Newco calls the Put/Call Stock prior to the fifth (5th) anniversary of the date hereof, then the purchase price (the "Call Price") shall be an amount equal to $1,900,000 less the amount of any Sales or Refinancing Proceeds received by ERP Operating Partnership to the extent allocable to the Put/Call Stock. If Newco calls the Put/Call Stock on or after the fifth (5th) anniversary of the date hereof, then the Call Price shall be an amount equal to $1,900,000 (in 2002 Equivalent Dollars, as such term is hereinafter defined) less the amount of any Sales or Refinancing Proceeds received by ERP Operating Partnership with respect to ERP Operating Partnership's interest in the Palomino Park LLCs which is allocable to the Put/Call Stock. The Call Price shall not be subject to dilution based upon any underlying dilution in the Put/Call Stock.

          (iii) The mechanics of the exercise of the put/call shall be substantially as follows:

               (a) At any time after the fifth (5th) anniversary of the date hereof, provided that Newco shall not have previously furnished the Call Notice (as hereinafter defined), ERP Operating Partnership shall have the right to furnish a notice (a "Put Notice") to Newco informing Newco that ERP Operating Partnership has elected to sell all (but not less than all) of the Put/Call Stock to Newco for a price equal to the Put Price, plus or minus the adjustments set forth below;

               (b) At any time from and after the date hereof, provided that ERP Operating Partnership shall not have previously furnished the Put Notice, Newco shall have the right to furnish a notice (the "Call Notice") to ERP Operating Partnership informing ERP Operating Partnership that Newco has elected to purchase all (but not less than all) of the Put/Call Stock for a price equal to the applicable Call Price, plus or minus the adjustments set forth below;

               (c) The closing of the transactions described in clause (a) or clause (b) above, as the case may be, shall occur on a date (the "Option Closing Date") and at a place and time mutually agreed to by ERP Operating Partnership and Newco, which date shall be not more than thirty (30) days after the furnishing of the Put Notice or the Call Notice, as the case may be. The transaction shall be closed in the following manner:

                    (1) ERP Operating Partnership shall deliver to Newco an Assignment of Stock pursuant to which ERP Operating Partnership shall assign the Put/Call Stock to Newco without recourse, representation or warranty, other than representations relating to authorization, execution and delivery of the instrument of assignment and a representation that ERP Operating Partnership has not created or suffered the creation of any liens, claims or encumbrances on or prior assignments of the Put/Call Stock;

                    (2) The purchase price shall be increased by an amount equal to the Put/Call Stock's ratable share of any undistributed cash held by WPHC and/or the Palomino Park LLCs after the establishment of a reasonable reserves for operating expenses and reasonably projected capital replacements, subject to the provisions of Section 10.1 of the Operating Agreements for the Park at Highlands and Red Canyon and any comparable provision of the Operating Agreement for future Palomino Park LLCs;

                    (3) Newco shall pay the applicable purchase price (i.e., the Put Price or the Call Price, as the case may be) in cash in full to ERP Operating Partnership at closing, subject to the adjustments described in subsection (2) above.

          (d)  Notwithstanding anything to the contrary contained in this
     Section 1.8, in the event that ERP Operating Partnership and Newco have entered into a Tag Along Transaction prior to either party's election to exercise its put or call rights under this Section 1.8, then (a) the number of shares of Put/Call Stock thereafter subject to the put/call shall be reduced by the number of shares of P/C Tag Along Stock sold in connection with such Tag Along Transaction and (b) the applicable Put Price or Call Price thereafter payable pursuant to this
     Section 1.8 shall be reduced by the amount of the P/C Tag Along Price received by ERP Operating Partnership in connection with such Tag Along Transaction.

          (e)  Notwithstanding anything to the contrary contained in this
     Section 1.8, at such time, if any, as ERP Operating Partnership shall have received an aggregate of $1,900,000 (if said threshold amount has not been received by the fifth anniversary of the date hereof, then the balance remaining of said threshold amount shall thereafter be expressed in terms of 2002 Equivalent Dollars) in Sales or Refinancing Proceeds to the extent allocable to the Put/Call Stock, Newco shall have the right to acquire all (but not less than all) of the Put/Call Stock for a purchase price equal to One Dollar ($1.00).

          (f) As employed herein, the term "2002 Equivalent Dollars" means the equivalent purchasing power at any time of the value of One Dollar ($1.00) as of the date hereof. The 2002 Equivalent Dollars of any amount shall be determined by multiplying said amount by one (1) plus a fraction, the numerator of which is the difference between (x) the Consumer Price Index (as hereinafter defined) for the calendar month last published prior to the date of such determination and (y) the Consumer Price Index for the calendar month last published as of the fifth (5th) anniversary of the date of this Agreement and the denominator of which is the Consumer Price Index for the calendar month last published as of the fifth (5th) anniversary of the date of this Agreement. As used herein, the term "Consumer Price Index" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers, US Cities Average, all Items (Base Year 1982-1984=100) for the applicable month published by the Bureau of Labor Statistics of the United States Department of Labor or similar index agreed to by the parties if such index is changed or is no longer available.

     1.9 To the extent that WPHC receives any distributions of any nature from any of the Palomino Park LLCs, WPHC shall promptly pass such distributions through to the shareholders of WPHC in the form of dividends. WPHC shall cause the Palomino Park LLCs to promptly distribute to WPHC all cash received by said entity, after paying current expenses and establishing reasonable reserves for operating expenses and reasonably projected capital replacements, subject to the provisions of Section 10.1 of the Operating Agreements for the Park at Highlands and Red Canyon and any comparable provision of the Operating Agreement for future Palomino Park LLCs.

     1.10 WPHC shall not authorize or effect any stock split or reverse stock split which would have the effect of diluting or otherwise eliminating ERP Operating Partnership's then-current ownership interest in WPHC.

     1.11 Neither WPHC nor any of the Palomino Park LLCs shall engage in any business other than that associated with the real estate development, management, operation, leasing, financing, refinancing and disposition of the Overall Property and the Project.

     1.12 Neither WPHC nor any Subsidiary of WPHC shall engage any Affiliate of WPHC or any Subsidiary of WPHC to provide any goods or perform any services on other than an arm's-length basis or otherwise reasonably competitive basis.

     1.13 All portions of the Remaining Overall Property that are acquired or owned by WPHC or by any Subsidiary, shall be acquired or owned by Colorado limited liability companies formed and continued pursuant to Operating Agreements in substantially the form of the Red Canyon Operating Agreement (Park at Highlands, Red Canyon and any such entity that is so formed in the future being referred to herein as a "Palomino Park LLC"). WPHC shall not assign WPHC's rights to acquire all or any portion of the Remaining Overall Property to any party that is not a Subsidiary of WPHC, without first (i) affording ERP Operating Partnership a right of first offer with respect to the sale or assignment of said rights, in accordance with procedures substantially similar in nature to the procedures set forth in Section 2.3(a) hereof and (ii) causing the acquiring party to subject the property in question to all assessment liens arising from or in connection with the Assessment Lien Revenue Bonds, Series 1995, issued by PPPIC in the aggregate principal amount of $14,755,000.

     1.14 Newco and WPHC shall take all actions necessary to ensure that each of the Palomino Park LLC's will be classified for federal tax purposes as a partnership and not as an association taxable as corporation.

     1.15 WPHC may transfer, convey or assign, directly or indirectly, any of WPHC's legal or beneficial ownership interest in Red Canyon or Park at Highlands, provided that (i) such transfer, conveyance, or assignment is not to an Affiliate of WPHC or Newco and (ii) WPHC at all times retains at least a twenty-one percent (21%) ownership interest in the entity in question. There are no restrictions on the transfer, conveyance or assignment of any of WPHC's legal or beneficial ownership interest in the Recreation Center or any future Palomino Park Phases, provided that such transfer, conveyance or assignment is not to an Affiliate of WPHC or Newco.


                                 ARTICLE 2

                        RIGHTS OF FIRST/LAST OFFER

     2.1 Concurrently herewith, WPHC shall enter into an agreement with ERP Operating Partnership, in which Newco shall join for the purpose of guarantying WPHC's obligations, pursuant to which WPHC shall agree that:

          (i) with the exception of the possible conversion of one or more of Phase I and Phase II for condominium purposes (the term "condominium" shall include townhome conversion) and the retail sale of condominium units by WPHC or the applicable Palomino Park LLC, (A) WPHC shall not transfer, convey or assign, directly or indirectly, any legal or beneficial ownership interest in Phase I or Phase II and (B) WPHC shall cause each of Park at Highlands and Red Canyon not to transfer, convey or assign, directly or indirectly, any legal or beneficial ownership interest in either of such Phases, until after such time (as to each such Phase) as the documents described in clause
     (ii) below shall have been entered into; and

          (ii) within six (6) months following the substantial completion of each of Phase I and Phase II, respectively, WPHC shall cause Park at Highlands and Red Canyon, as the case may be, to enter into the following documents with ERP Operating Partnership and to record memoranda thereof against title to the applicable portion of the Overall Property owned by said entity:

               A. A Right of First/Last Offer Agreement, by and between ERP Operating Partnership and Park at Highlands with respect to Phase I; and

               B. A Right of First/Last Offer Agreement, by and between ERP Operating Partnership and Red Canyon with respect to Phase II.

     2.2 Each of the documents described in Section 2.1 hereinabove shall be prepared by counsel to ERP Operating Partnership and shall be in form and substance satisfactory to ERP Operating Partnership in ERP Operating Partnership's commercially reasonable judgment, and shall incorporate substantially the terms set forth in subsections (a), (b), (c) and (d) of this Section 2.2. For the purposes of this Section 2.2, the owner of the subject portion of the Overall Property (i.e., Park at Highlands with respect to Lot 1A and Red Canyon with respect to Lot 2A are referred to herein as the "Owner," and the property owned by said Owner is referred to hereinbelow as the "Subject Property" it being understood and agreed that the Subject Property shall not consist of any property not owned directly or indirectly by WPHC and shall not include any property other than portions or all of the Overall Property and shall not be part of a transaction or series of transactions involving any property other than the foregoing:

     (a) Owner shall have the right to sell (or enter into an option or other agreement for sale of) the Subject Property solely in accordance with the terms set forth below in this Section 2.3. If Owner desires to sell or grant an option to sell the Subject Property or any portion thereof or to cause the Subject Property or any portion thereof to be marketed for sale, or to enter into any contract, agreement or other arrangement for the future sale thereof, Owner shall first furnish a written notice (a "Marketing Election Notice") accompanied by a reasonably detailed term sheet (the "Term Sheet") identifying all of the material economic terms of the proposed transaction. Regardless of whether the transaction is structured as a purchase and sale agreement or an option, the closing of the sale pursuant thereto shall be scheduled to occur no later than nine
(9) months after the date of the Marketing Election Notice. ERP Operating Partnership shall have a period of thirty (30) days from the date on which the Marketing Election Notice is furnished (the "Marketing Election Response Period") in which to furnish a written notice (a "Marketing Election Response Notice") to Owner, advising Owner of ERP Operating Partnership's election to either:

          (i) Consent to Owner's entering into the proposed transaction with a third party upon economic terms not more favorable to the purchaser or optionee than the terms set forth in the Term Sheet; or

          (ii) Elect to enter into the proposed transaction as purchaser or optionee, in accordance with the business and economic terms set forth in the Term Sheet, subject to the negotiation of mutually agreeable documentation (as provided in subsection (b) below) within a period of thirty (30) days.

     (b) If ERP Operating Partnership shall have made the election described in clause (ii) of Section 2.3(a) above (an "Affirmative Election"), Owner shall furnish ERP Operating Partnership with a draft of the proposed agreement governing the proposed transaction (together with the principal ancillary documents) within ten (10) days following the date on which the Affirmative Election was furnished to Owner. If for any reason whatsoever Owner and ERP Operating Partnership do not enter into a binding written contract governing the transaction on or before the thirtieth (30th) day following the furnishing of the Affirmative Election, then subsection (e) hereof shall apply.

     (c) Owner and ERP Operating Partnership agree that each shall act in good faith and shall be reasonable and cooperate with the other including, without limitation, executing any documents that may reasonably be required in order to consummate the transactions contemplated by the provisions set forth in this Section 2.3.

     (d) If, within the Marketing Election Response Period, ERP Operating Partnership shall not have made the Affirmative Election, Owner shall have the right to effectuate a sale or option of the Subject Property to a third party purchaser that is not an Affiliate of Owner if such sale is made within a period (the "Marketing Period") of nine (9) months following the expiration of the Marketing Election Response Period, pursuant to business and economic terms that are not more favorable to the purchaser or optionee than as set forth in the Term Sheet.

     (e) If ERP Operating Partnership made the Affirmative Election but a binding written contract or option was not entered into during the period contemplated in clause (ii) of subsection (a) above, then Owner shall have the right to consummate the transaction in question during the Marketing Period, provided that if during the Marketing Period, a bona fide offer is received from a party that is not an Affiliate of Owner for the purchase of the Subject Property upon economic terms that are more favorable to the purchaser or optionee than as set forth on the Term Sheet, or if a bona fide offer is received from a party that is not an Affiliate of Owner to purchase the Subject Property pursuant to the terms of a proposed purchase and sale or option documentation (the "Proposed Agreement") which imposes materially fewer non-economic burdens or confers materially greater non-economic benefits upon the purchaser or optionee than the final drafts (the "Final Drafts") of the documentation submitted to ERP Operating Partnership by Owner pursuant to subsection (b) above, then in either case, if Owner desires to accept such an offer, Owner shall communicate said offer to ERP Operating Partnership and ERP Operating Partnership shall have a period of ten (10) business days following ERP Operating Partnership's receipt of such notice from the Owner to notify Owner as to whether ERP Operating Partnership desires to purchase the Subject Property on the same terms. If ERP Operating Partnership elects to purchase the Subject Property on the same terms, the closing shall take place at a date mutually agreed upon by ERP Operating Partnership and Owner, no later than the later of (x) the scheduled closing date under the Proposed Agreement and (y) sixty (60) days after ERP Operating Partnership's election to accept such offer, the only variations in the Proposed Agreement being de minimis changes made to reflect, for example, the date of said closing and the name of the purchaser or optionee. The closing of said purchase will occur in accordance with the terms of the offer and the modifications proposed by said non-Affiliated party with respect to the Form Agreement.

     (f) If Owner is authorized to proceed with the sale or option transaction pursuant to this Section 2.3, then, at the closing of said transaction, ERP Operating Partnership shall execute and deliver an instrument, in recordable form, extinguishing all of ERP Operating Partnership's rights of first offer, rights of first refusal and rights with respect to Subject Property, sufficient to enable the purchaser's or optionee's title insurer to omit same as an exception to this coverage.

     (g) Owner shall deliver to ERP Operating Partnership a copy of all Proposed Agreements prior to the execution and delivery thereof. Any such Proposed Agreement shall be marked so as to identify all variations from the Final Drafts. If required, the terms of such Proposed Agreements shall be held in confidence by ERP Operating Partnership.

     (h) Nothing herein shall prohibit Owner from mortgaging the Subject Property as security for a loan made at arm's length to said Owner by a lender that is not an Affiliate of Owner, even though said financing may confer upon the lender a right to share in the cash flow or appreciation in the Subject Property, provided however that said lender is not granted an option to purchase the Subject Property, in connection with said loan.

     (i)  The rights conferred upon ERP Operating Partnership under this
Article 2 are subject and subordinate to any and all rights and interests which may now or at any time hereafter be granted in the Subject Property including, without limitation, the several assessment liens imposed in connection with the PPPIC bonds, easements, rights of way, restrictions, encumbrances, and mortgages (complying with subsection (h) above) and options and contracts (if Owner shall have complied with the provisions of this Article). ERP Operating Partnership shall execute any instrument reasonably required by Owner or the holder of such interest or appropriate title insurer to evidence such subordination.

     (j) Time shall be deemed of the essence with respect to all of the time periods with which ERP Operating Partnership is obligated to comply under this Article.

     (k) Owner reserves the right to withdraw from the market an offer at any time for any or no reason. Owner may restart ERP Operating
Partnership's rights under this Article at any time by submitting the terms of any revised offer to ERP Operating Partnership, whereupon the process shall repeat itself ab initio.


                                 ARTICLE 3

                TRI-PARTY AGREEMENTS AND STANDBY AGREEMENTS

     3.1 (a) Reference is hereby made to a certain Tri-Party Agreement dated December 29, 1995 (the "Phase I Tri-Party Agreement"), by and among Nationsbank of Texas, N.A. ("Nationsbank"), Park at Highlands, WPHC, Wellsford Parent, Al Feld and Feld Company. Newco acknowledges that, pursuant to the Merger Agreement, the Surviving Trust has succeeded to Wellsford Parent's rights, interests and obligations under the Tri-Party Agreement, and that the Surviving Trust has caused said rights, interests and obligations to be assigned to (and assumed by) ERP Operating Partnership. Newco, however, covenants and agrees as follows with respect to the Phase I Tri-Party Agreement:

          (i) Provided that ERP Operating Partnership makes the Loan Payoff payment therein required, Newco shall cause WPHC to assign to ERP Operating Partnership (or, if not assignable, to enforce for the benefit of ERP Operating Partnership) all certifications that are required by the terms of the Phase I Tri-Party Agreement, to be certified to WPHC;

          (ii) Newco shall cause WPHC not to exercise, waive or modify any rights, or grant any approvals, under the Tri-Party Agreement without ERP Operating Partnership's prior written consent, which shall not be unreasonably withheld or delayed;

          (iii) The "Final Project Budget" (as such term is referred to in the Phase I Tri-Party Agreement) shall not be increased without ERP Operating Partnership's prior written consent. The parties acknowledge that the Final Project Budget under the Phase I Tri-Party Agreement constitutes a limit on ERP Operating Partnership's financial obligations under the Tri-Party Agreement and, in order to avoid any confusion with the development budgets adopted by the Palomino Park LLC's, the term Final Project Budget will not be employed hereinafter in this Agreement and the term "Tri-Party Agreement Ceiling" will be employed in this Agreement in lieu thereof.

     (b) With respect to Phase II, ERP Operating Partnership understands that (i) Red Canyon and/or WPHC are currently negotiating the terms of the proposed construction loan (the "Phase II Loan"), and the related loan documentation (the "Phase II Loan Documentation"), with Nationsbank or other prospective lenders, and (ii) the plans and specifications for Phase II (the "Phase II Plans") have not yet been finalized, and (iii) the exhibits to the operating agreement for Red Canyon have not yet been finalized. Newco acknowledges that ERP Operating Partnership shall have only the following rights of review and approval in connection therewith:

          (i) ERP Operating Partnership acknowledges having reviewed and approved certain non-dimension elevations and floor plans for Phase II (collectively, the "Preliminary Plans"), copies of which are attached hereto as Schedule I. Newco shall cause WPHC to furnish the final proposed plans and specifications to ERP Operating Partnership for ERP Operating Partnership's review and approval, which shall not be withheld or delayed if said plans and specifications constitute a logical progression from, and are not inconsistent with, the Preliminary Plans;

          (ii) ERP Operating Partnership has reviewed and approved a preliminary total budget of $30,000,000 for Phase II, with an anticipated construction loan in the face principal amount of $29,300,000 (collectively, the "Preliminary Budget"). Newco shall cause WPHC to furnish to ERP Operating Partnership the final proposed budget (the loan budget and the total budget) for Phase II for ERP Operating Partnership's review and approval, which shall not be withheld or delayed if the total budget for Phase II (including land, valued at cost, and all other items) (the "Total Phase II Budget") is not greater than $33,000,000 and ERP Operating Partnership does not have a commercially reasonable basis to doubt the accuracy of the budget; and

          (iii) The exhibits to the Operating Agreements shall be subject to ERP Operating Partnership's review and approval not to be unreasonably withheld.

ERP Operating Partnership further understands that Newco is attempting to structure the Phase II Loan Documentation so that the forms of the documents themselves will be essentially identical to the "Loan Documents"

(as such term is defined in the Tri-Party Agreement) for Phase I and such that the overall structure of the Phase II Loan shall be not less favorable to Red Canyon and WPHC than were the Loan Documents for Phase I as they related to Park at Highlands and WPHC. In particular, ERP Operating Partnership understands that Newco will request that ERP Operating Partnership enter into a Tri-Party Agreement for Phase II (the "Phase II Tri-Party Agreement") that is structured in the same manner as the Tri-Party Agreement for Phase I. ERP Operating Partnership hereby agrees to do so, provided that (i) the Tri-Party Agreement Ceiling (determined at the time the Phase II Tri-Party Agreement is entered into and not subject to subsequent increase without ERP Operating Partnership's prior written consent) applicable to the Phase II Tri-Party Agreement shall be less than or equal to $29,300,000, adjusted downward on a dollar for dollar basis to the extent that the Total Phase II Budget is less than $30,000,000, and adjusted upward on a dollar for dollar basis to the extent that the Total Phase II Budget is greater than $30,000,000 but less than or equal to $31,500,000; (ii) the maturity date under the Phase II Loan is no later than the third anniversary of the date hereof; (iii) ERP Operating Partnership shall have no obligations to the lender with respect to the Phase II Loan, other than as set forth in the Phase II Tri-Party Agreement; and (iv) the form of the Phase II Tri-Party Agreement shall have been modified from the form of the Phase I Tri-Party Agreement so as to be consistent with clauses (i) through (iii) of Section 3.1(a) hereof and provided further that ERP Operating Partnership shall not be required to make any representations or warranties regarding Phase II. In no event shall the Tri-Party Agreement Ceiling for the Phase II Tri-Party Agreement be greater than $30,800,000.

     3.2 (a) Concurrently herewith, WPHC shall enter into a Standby Purchase and Sale Agreement with ERP Operating Partnership (the "Standby Agreement") pursuant to which WPHC shall agree to cause the applicable Palomino Park LLC to grant ERP Operating Partnership an option to purchase only Phase I or Phase II, as the case may be, upon and subject to the satisfaction of the conditions set forth herein.

     (b) ERP Operating Partnership shall have the right to exercise its option to purchase Phase I from and after the date, if any, on which ERP Operating Partnership shall make the "Loan Payoff" (as such term is employed in Section 1 of the Phase I Tri-Party Agreement) pursuant to
Section 1 of the Phase I Tri-Party Agreement. Said option must be exercised, if at all, within thirty (30) days following the making of said Loan Payoff and ERP Operating Partnership shall not have the right to exercise said option unless ERP Operating Partnership has made the Loan Payoff.

     (c) ERP Operating Partnership shall have the right to exercise its option to purchase Phase II from and after the date, if any, on which ERP Operating Partnership shall make the "Loan Payoff" (as such term shall be employed in Section 1 of the Phase II Tri-Party Agreement) pursuant to
Section 1 of the Phase II Tri-Party Agreement. Said option must be exercised, if at all, within thirty (30) days following the making of said Loan Payoff and ERP Operating Partnership shall not have the right to exercise said option unless ERP Operating Partnership has made the Loan Payoff.

     (d) The Purchase Price for Phase I, pursuant to the Standby Agreement shall be One Hundred Dollars ($100); the Purchase Price for Phase II, pursuant to the Standby Agreement, shall be One Hundred Dollars ($100).

     (e) No fee shall be payable to ERP Operating Partnership in connection with the Phase I Tri-Party Agreement. In consideration of ERP Operating Partnership's undertakings pursuant to the Phase II Tri-Party Agreement, however, Newco shall pay to ERP Operating Partnership a fee (the "Tri-Party Fee"), with respect to each of the first three (3) "Annual Periods" (as such term is hereinafter defined) from and after the date hereof, in the respective amount set forth below with respect to each such Annual Period;

          (i) The fee for the first Annual Period shall be an amount equal to one percent (1%) of the face principal amount of the construction loan for Phase II;

          (ii) The fee for the second Annual Period shall be an amount equal to one percent (1%) of the face principal amount of the construction loan for Phase II; and

          (iii) The fee for the third Annual Period shall be one and one-half percent (1 1/2%) of the face principal amount of the construction loan for Phase II.

     As employed herein, the term "Annual Period" shall mean a period commencing on the date on which ERP Operating Partnership enters into the Phase II Tri-Party Agreement or on any anniversary of said date and ending on the immediately preceding day of the same month in the next calendar year. The Tri-Party Fee for any given Annual Period shall be payable quarterly in advance (in equal fourths of the Tri-Party Fee for the entire Annual Period in which said quarter falls) on the first day of each quarter of said Annual Period, shall be earned in full for said quarter as of the first day of said quarter and shall not be refundable for any reason whatsoever, including without limitation the termination of the Phase II Tri-Party Agreement prior to the expiration of the quarter for which said Standby Fee has been paid. With respect to each Annual Period, a "quarter" shall be any of the four periods commencing on the first day of said Annual Period or on the dates that are three, six or nine months thereafter, respectively, and ending on the day prior to the commencement of the next quarter.

     (f) ERP Operating Partnership shall not be responsible for the payment of any transfer or transaction taxes, the purchase of documentary stamps or other transaction costs of any kind whatsoever (other than the payment of ERP Operating Partnership's own attorneys' fees) in connection with the closing. All other costs and expenses (including title, escrow and survey costs and the fees and expenses of any professionals providing inspections or certifications as provided hereinbelow) shall be borne solely by Park at Highlands or Red Canyon, as the case may be.

     (g) ERP Operating Partnership's obligations under the Phase I Tri-Party Agreement and the Phase II Tri-Party Agreement shall be unsecured.

     3.3 In connection with ERP Operating Partnership's purchase of Phase I or the Phase II, as the case may be, pursuant to the Standby Agreement, WPHC shall cause the following conditions to be satisfied at closing:

     (a)  A title insurance company satisfactory to ERP Operating
Partnership in the exercise of ERP Operating Partnership's commercially reasonable judgment shall have issued to ERP Operating Partnership an

Owner's policy of title insurance, in the amount of the purchase price, in such form and with such endorsements as shall be reasonably requested by ERP Operating Partnership, showing ERP Operating Partnership in title to the subject property subject to no title exceptions other than matters not materially interfering with the use, operation and maintenance of the property in question for its intended purpose as a multifamily development within Highlands Ranch.

     The title policy shall contain full extended coverage over mechanic's lien claims or rights to liens in connection with all work performed before the date of closing. The title policy shall reflect that all financing and liens of a definite or ascertainable amount have been released from the subject property, other than liens for taxes and assessments not yet due and payable, and all assessment liens including, without limitation, the Indemnification Assessment Lien and all other liens arising from or in connection with the Assessment Lien Revenue Bonds, Series 1995, issued by PPPIC in the aggregate principal amount of $14,755,000. At a minimum, the endorsements to be contained in said title policy shall include the following;

          (i)  103.1 and 103.2 (encroachments);

          (ii) 103.7 (property abuts or has insurable access to open and dedicated street);

          (iii)     110.1 (deleting standard exceptions);

          (iv) 110.2 (special exceptions) if any new exceptions appear that are not listed as permitted exceptions identified above;

          (v)  115.2 (PUD);

          (vi) 116.1 (survey); and

          (vii)     123.2 (zoning).

     (b) ERP Operating Partnership shall have received reasonably satisfactory evidence (which may be included in the title policy described in Subsection (a) above) that all real property taxes and assessments for the Phase that are due and payable through the date of closing have been timely and fully paid.

     (c) If so requested by ERP Operating Partnership, Red Canyon or Park at Highlands, as the case may be, shall have furnished ERP Operating Partnership with evidence of the termination of all contracts and service agreements between said Palomino Park LLC and any Affiliate controlled by WPHC thereof, and the waiver of any and all claims against ERP Operating Partnership with respect to said contracts or agreements.
     (d) Red Canyon or Park at Highlands, as the case may be, shall represent and warrant to ERP Operating Partnership that, to their best knowledge, no hazardous substances or other materials regulated by environmental laws have been introduced to the Subject Property from and
after      [the date of the most recent environmental report with respect to each phase, as delivered to ERP Operating Partnership prior to the execution of the Merger Agreement] in excess of amounts permitted by applicable environmental laws, and that, to the best knowledge of Red Canyon or Park at Highlands, as the case may be, the Phase has been completed in accordance with all applicable laws, codes and ordinances.

     3.4 WPHC's obligations under the Standby Agreement shall be guaranteed by Newco. Nothing in this Agreement or in any other instrument, agreement or document, however characterized, including without limitation the Operating Agreements for Park at Highlands and Red Canyon (in particular, Section 4.1.2 thereof) shall obligate Newco to pay the construction loan for the Phase, and ERP Operating Partnership shall have no recourse whatsoever to seek recourse to any extent against Newco for the payment of any part of said loan, irrespective of whether ERP Operating Partnership pays any sums under the Tri-Party Agreement for the Phase. Consistent with the foregoing, ERP Operating Partnership shall have no right of enforcement, whether by subrogation or direct action, or otherwise, of the capital contribution requirements of Newco set forth in the Operating Agreement.

     3.5  The Standby Agreement (and the guaranty referred to in Section
3.4 hereof) shall be prepared by counsel to ERP Operating Partnership, shall incorporate the terms set forth above in this Article 3 and shall otherwise be in form and substance satisfactory to ERP Operating Partnership in ERP Operating Partnership's commercially reasonable judgment.

     3.6 The rights of ERP Operating Partnership under the Standby Agreement are and shall at all times be subject to any and all liens, restrictions, covenants and encumbrances, now existing and hereafter arising, affecting the Subject Property and ERP Operating Partnership shall furnish any instrument reasonably required by Newco, Park at Highlands, Red Canyon or any title insurer sufficient to enable the title insurer to omit same as an exception to title insurance coverage.


                                 ARTICLE 4

                           CONDITIONS PRECEDENT

     4.1 The execution and delivery of all of the documents and instruments described in Articles 1, 2 and 3 above shall be mutually necessary conditions precedent. In addition, the satisfaction of the following shall constitute additional conditions precedent to the consummation of the transactions contemplated under this Agreement:

          (i) the approval of all third parties whose consent or approvals may be required for the consummation of said transactions;

          (ii) an acknowledgment by Nationsbank, WPHC and Park at Highlands that the Phase I Tri-Party Agreement is in full force and effect and has not been modified, that no notice of default has been given thereunder by Nationsbank with respect to Wellsford Parent that has not been cured, and that the Tri-Party Agreement Ceiling as it relates to Phase I has not been modified, and Wellsford Parent's obligations under the Phase I Tri-Party Agreement have been assigned to ERP Operating Partnership by the Surviving Trust and that said parties will look solely to ERP Operating Partnership for the performance of said obligations; an acknowledgment by Nationsbank that ERP Operating Partnership's obligations to Nationsbank with respect to Phase I are as set forth in the Phase I Tri-Party Agreement;

          (iii) a release executed by Al Feld, of any and all obligations of Wellsford Parent in connection with the Palomino Park LLCs (other than the Phase I Tri-Party Agreement), including, without limitation, the obligations to make capital contributions to Park at Highlands and Red Canyon;

          (iv) evidence, reasonably satisfactory to ERP Operating
     Partnership, of the due and valid authorization, execution and delivery of the documents and instruments contemplated to be entered into pursuant to this Agreement by Newco, WPHC, Park at Highlands, Red Canyon, or any Affiliate of any of the foregoing;

          (v) the delivery to ERP Operating Partnership of copies of the Operating Agreements, as amended pursuant hereto, certified as true, correct and complete by WPHC;

          (vi) the delivery to ERP Operating Partnership of copies of the corporate organizational documents for WPHC, certified as true, correct and complete by an officer of WPHC;

          (vii) certificates, in form and substance and executed by such parties as ERP Operating Partnership may reasonably require, evidencing that all documents and materials submitted to ERP Operating Partnership prior to the execution and delivery of the Merger Agreement and relating to the Overall Property, the Project or any portion thereof, shall not have been materially modified, supplemented or amended without ERP Operating Partnership's prior written consent and, to the best knowledge of the undersigned, are free from default;

          (viii) the consummation of the transactions contemplated under the Merger Agreement and the Contribution Agreement.

     4.2 It shall be a condition precedent to ERP Operating Partnership's obligations to enter into the Phase II Tri-Party Agreement that no Event of Default beyond all applicable cure periods shall have occurred under this Agreement.

     4.3 Newco shall use its best efforts to ensure that all conditions precedent to ERP Operating Partnership's obligations which are set forth in clauses (i)-(viii) inclusive of Section 4.1 shall be satisfied as of the date of the consummation of the transactions contemplated by the Merger Agreement. In the event that Newco is unable to satisfy any condition precedent set forth in clauses (i)-(viii) inclusive of Section 4.1 hereof by the date of the consummation of the transactions contemplated by the Merger Agreement, after the exercise of its best efforts to satisfy such condition, ERP Operating Partnership shall have the right, in its sole and absolute discretion, (i) to satisfy such condition precedent, at its cost and expense, or (ii) to waive compliance with any such condition precedent.


                                 ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES

     5.1 Representations and Warranties of Newco. Newco hereby represents and warrants to ERP Operating Partnership as follows:

          (a) Newco (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted by Newco, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a "Material Adverse Effect on Newco" (as such term is hereinafter defined), and (iv) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. As employed herein, the term "Material Adverse Effect on Newco" shall mean (i) a materially adverse effect on the financial condition of Newco, or
     (ii) material impairment of the ability of Newco to pay any amount due, or to perform any other material obligation, under any Letter of Credit Document or Alternate Reimbursement Document, as those terms are defined in that certain Credit Enhancement Agreement dated ______________ by and between ERP Operating Partnership and Newco (the "Credit Enhancement Agreement").

          (b) The execution, delivery and performance by Newco of this Agreement and the transactions contemplated hereby (i) have been duly authorized by all requisite corporate and, if required, stockholder action and (ii) will not (A) violate (x) any provision of law, statute, rule or regulation to which Newco or any of its "Affiliates" (as such term is defined in Section 6.2) shall be subject, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Newco, (y) any order of any governmental authority or quasi-governmental authority, or (z) any provision of any indenture or other material agreement or instrument to which Newco is a party or by which it or any of its property is or may be bound,
     (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (C) result in the creation or imposition of any lien upon or with respect to any property or assets now owned or hereafter acquired by Newco, except for the lien, if any, created pursuant to the terms of this Agreement.

          (c) This Agreement has been duly executed and delivered by Newco and constitutes a legal, valid and binding obligation of Newco enforceable against Newco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, including but not limited to principles governing the availability of the remedies of specific performance and injunctive relief.

          (d) Each of the Palomino Park LLCs is classified for federal tax purposes as a partnership and not as an association taxable as a corporation.

          (e) There have been no modifications to the Final Project Budget attached to the Phase I Tri-Party Agreement, other than change orders funded by WPHC. The total value of all negative change orders in connection with Phase I is less than $500,000.

     5.2 Representations and Warranties of ERP Operating Partnership. ERP Operating Partnership hereby represents and warrants to Newco as follows:

          (a) ERP Operating Partnership (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted by ERP Operating Partnership, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a "Material Adverse Effect on ERP Operating Partnership" (as such term is hereinafter defined), and (iv) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. As employed herein, the term "Material Adverse Effect on ERP Operating Partnership" shall mean a materially adverse effect on the financial condition of ERP Operating Partnership.

          (b) The execution, delivery and performance by ERP Operating Partnership of this Agreement and the transactions contemplated hereby
     (i) have been duly authorized by all requisite corporate and, if required, stockholder action, and (ii) will not (A) violate (x) any provision of law, statute, rule or regulation to which ERP Operating Partnership or any of its "Affiliates" (as such term is defined in Section 6.2) shall be subject, or of the certificate or articles of incorporation or other constitutive documents or by-laws of ERP Operating Partnership, (y) any order of any governmental authority or quasi-governmental authority, or (z) any provision of any indenture or other material agreement or instrument to which ERP Operating Partnership is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (C) result in the creation or imposition of any lien upon or with respect to any property or assets now owned or hereafter acquired by ERP Operating Partnership.

          (c) This Agreement has been duly executed and delivered by ERP Operating Partnership and constitutes a legal, valid and binding obligation of ERP Operating Partnership enforceable against ERP Operating Partnership in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, including but not limited to principles governing the availability of the remedies of specific performance and injunctive relief.

                                 ARTICLE 6

                             EVENTS OF DEFAULT

     6.1 Events of Default. The happening of any of the following events shall be an "Event of Default" hereunder:

          (a) any representation or warranty made or deemed made in or in connection with this Agreement by Newco shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b) default shall be made in the payment of any amounts due under this Agreement and such default is not cured within five (5) business days of written notice from ERP Operating Partnership of such default;

          (c) material default shall be made in the due observance or performance by Newco of any covenant, condition or agreement contained in (i) this Agreement and any documents or instruments entered into pursuant to this Agreement, other than a default in the payment of any amount due under this Agreement, and such material default shall not be cured within fifteen (15) business days of written notice from ERP Operating Partnership of such default;

          (d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Newco or any Subsidiary (as hereinafter defined), or of a substantial part of the property or assets of Newco or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Newco or any Subsidiary or for a substantial part of the property or assets of Newco or any Subsidiary or (iii) the winding-up or liquidation of Newco or any Subsidiary; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (e) Newco or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Newco or any Subsidiary or for a substantial part of the property or assets of Newco or any Subsidiary,
     (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or
     (vii) take any action for the purpose of effecting any of the foregoing;

          (f) one or more judgments for the payment of money in an aggregate amount in excess of $250,000 shall be rendered against Newco, and the same shall remain undischarged or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall levy upon assets or properties of Newco or any Subsidiary to enforce any such judgment; or

          (g) there shall have occurred a Change in Control with respect to Newco.

     6.2 Definitions. As employed herein, the following terms shall have the following meanings:

          "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          A "Change in Control" shall be deemed to have occurred with respect to Newco or PPPIC, as the case may be, if (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Newco; or (b) a change shall occur during any period in the Board of Directors of Newco in which the individuals who constituted the Board of Directors of Newco at the beginning of such period (together with any other director whose election by the Board of Directors of Newco or whose nomination for election by the stockholders of Newco was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Newco then in office.

          "Control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "controlled" has a meaning correlative to the foregoing.

          "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          "Subsidiary" of Newco shall mean WPHC, Park at Highlands or Red
     Canyon.

     6.3  Remedies.

          (a)  Upon the occurrence of an Event of Default described in
     Section 6.1 hereof, ERP Operating Partnership shall have any and all remedies available to it at law, in equity or pursuant to statute. Nothing in this section shall entitle ERP Operating Partnership to disaffirm to any extent and in any manner its obligations under the Phase I Tri-Party Agreement or (if ERP Operating Partnership has previously executed and delivered the Phase II Tri-Party Agreement) the Phase II Tri-Party Agreement; provided, however, that ERP Operating Partnership shall have no obligation to enter into the Phase II Tri-Party Agreement if an Event of Default shall have occurred.

          (b) Upon the failure of ERP Operating Partnership to perform any of its obligations under this Agreement, Newco shall have any and all remedies available to it at law, in equity or pursuant to statute.


                                 ARTICLE 7

                           TAX SHARING AGREEMENT

     Notwithstanding anything to the contrary contained in this Agreement, Newco shall not cause or permit to occur any transactions or series of transactions as a result of which Newco will cease to own a controlling interest in WPHC or WPHC will cease to own a controlling interest in the Palomino Park LLCs without first causing ERP Operating Partnership to be fully released from the Credit Enhancement Agreement of even date herewith between ERP Operating Partnership and Newco (the "Credit Enhancement Agreement"), the "Initial ERP Operating Partnership Guaranty" (as such term is defined in the Credit Enhancement Agreement) and any "Alternate ERP Operating Partnership Guaranties" (as such term is defined in the Credit Enhancement Agreement).


                                 ARTICLE 8

                           TAX SHARING AGREEMENT

     Concurrently herewith, the parties hereto shall enter into a Tax Sharing Agreement in the form attached hereto as Exhibit A.


                                 ARTICLE 9

                               MISCELLANEOUS

     9.1 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

          (a)  if to Newco, to it at _________________________________,
     Attention:________________________, Telecopy No. _____________, with a copy concurrently sent to:  Brownstein Hyatt, Attn:  Wayne Hykan,
     Esq.; and

          (b) if to ERP Operating Partnership, to it at _____________________________________, Attention:
     _____________________, Telecopy No. ______________.

     9.2 Survival of Agreement. All covenants, agreements, representations and warranties made by Newco herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by ERP Operating Partnership and shall survive the date of this Agreement, regardless of any investigation made by ERP Operating Partnership or on its behalf, and shall continue in full force and effect so long as ERP Operating Partnership retains any obligations or liability under this Agreement, or any document or instrument entered into pursuant hereto.

     9.3 Binding Effect. This Agreement shall become effective when it shall have been executed by Newco and ERP Operating Partnership, and thereafter shall be binding upon and inure to the benefit of Newco, ERP Operating Partnership and their respective successors and assigns, except that Newco shall not have the right to assign its rights hereunder or any interest herein without the prior consent of ERP Operating Partnership.

     9.4 Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS.

     9.5  Waivers; Amendment.

          (a) No failure or delay of Newco or ERP Operating Partnership in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each party hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by either party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the other party in any case shall entitle the other party to any other or further notice or demand in similar or other circumstances.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Newco and ERP Operating Partnership.

     9.6 Entire Agreement. This Agreement, including any exhibits and schedules hereto, constitutes the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.7 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

     9.8 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     9.9 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     9.10 Jurisdiction; Consent to Service of Process.

          (a) NEWCO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY ILLINOIS STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE CITY OF CHICAGO OR THE CITY OF NEW YORK, AND ANY APPELLATE COURT THEREFROM, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION

     OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS OR NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT IN THE COURTS OF ANY JURISDICTION.

          (b) NEWCO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY ILLINOIS OR NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     IN WITNESS WHEREOF, ERP Operating Partnership and Newco have caused this Agreement to be signed by their respective officers hereunto duly authorized all as of the date first written above.


                                        ERP OPERATING LIMITED PARTNERSHIP

                                        BY:  EQUITY RESIDENTIAL PROPERTIES
                                             TRUST, its general partner



                                             By:___________________________
                                             Name:_________________________
                                             Title:________________________

                                        WELLSFORD REAL PROPERTIES, INC.



                                        By:________________________________
                                        Name:______________________________
                                        Title:_____________________________

                                 EXHIBIT A

                       FORM OF TAX SHARING AGREEMENT


     THIS TAX SHARING AGREEMENT is made as of the ____ day of ________, 1997, by and between Wellsford Real Properties, Inc., a Maryland corporation ("Newco"), Wellsford Park Highlands Corp., a Colorado corporation ("Sub"), and ERP Operating Limited Partnership, an Illinois limited partnership ("ERP").

                           W I T N E S S E T H:

     WHEREAS, Newco is the common parent corporation of an affiliated group of corporations (within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended), including Sub (the "Affiliated Group");

     WHEREAS, ERP owns 100% of the outstanding nonvoting stock of Sub, and Newco owns 100% of the outstanding voting stock of Sub;

     WHEREAS, Newco, ERP and Sub have agreed that the Affiliated Group will file a consolidated federal income tax return for the taxable year ended December 31, 1997, and will continue filing such consolidated returns for all taxable periods thereafter unless otherwise required by law; and

     WHEREAS, it is the intent of the parties hereto that a method be established for allocating the consolidated "federal income tax liability" (as determined under Treasury Regulation Section 1.1502-2) of the
Affiliated Group and any similar consolidated or unitary state income tax among the members of the Affiliated Group.

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties agree as follows:

     1. Definitions. For purposes of this Agreement, the terms set forth below shall be defined as follows:

          (a) "Affiliated Group" shall mean Newco, Sub and all corporations (whether now existing or hereafter formed or acquired) that at the time would be entitled to or required to join with Newco in filing a consolidated federal income tax return.

          (b) "Member" shall mean any corporation that is included in the Affiliated Group, whether for all or only a part of the taxable year in question.

          (c) "Group Tax Liability" means the consolidated federal income tax liability reported on the consolidated federal income tax return filed for the taxable year.

          (d) "Separate Tax Amount" means the federal income tax liability or refund, as the case may be, of each Member determined at the end of the taxable year, computed as if the Member was filing separate federal and state returns on an unconsolidated or nonunitary basis without regard to the income or loss of any other Member.

     2. Consolidated Federal Income Tax Return. Newco and Sub agree to join in the filing of a consolidated federal income tax return with respect to the Affiliated Group for the taxable year ended December 31, 1997 and all subsequent taxable periods. Newco and Sub shall file such consents, elections and other documents as may be necessary or appropriate for the filing of such return.

     3. Payment of Consolidated Federal Income Tax Liability. The Group Tax Liability for the taxable year beginning December 31, 1997 and all periods thereafter shall be paid, in full, by Newco.

     4. Allocation of Consolidated Federal Income Tax Liability. In lieu of making tax payments, the Members shall make payments to and receive payments from Newco as follows:

          (a) Each Member whose Separate Tax Amount would have resulted in a Federal income tax liability shall pay to Newco its Separate Tax Amount no later than five (5) days before the Affiliated Group's consolidated federal income tax return is required to be filed (including any period for extension).

          (b) In the event that the Group Tax liability is reduced as a result of the carryforward of a net operating loss or capital loss or a credit attributable to a Member, Newco shall pay to such Member the amount, if any, by which the Group Tax Liability is decreased by reason of the inclusion of that Member in the Affiliated Group. Such payment shall be made on the date the Affiliated Group's consolidated federal income tax return is required to be filed (including any period for extension). Newco shall also pay each Member whose Separate Tax Amount would have resulted in a refund of federal income taxes previously paid the amount of such refund no later than five (5) days after receipt of the refund.

     5. Estimated Federal Income Tax Payments. If the Affiliated Group is required to make estimated Federal income tax payments on a consolidated basis, each Member shall pay to Newco, not later than five (5) days before the date such estimated payment is required to be made by Newco, that percentage of the payment that equals the percentage which its allocated share of the Group Tax Liability for the preceding taxable year bears to the Group Tax Liability for that year. Any estimated tax payments made by a Member to Newco under this Paragraph 5 for any taxable year shall be applied to reduce the amounts, if any, owing by the member under Paragraph 4(a) above for such year. Any excess of such estimated tax payments over the amounts determined under Paragraph 4(a) above for such year shall be repaid to the Member by Newco not later than the date that the Affiliated group's federal income tax return is filed.

     6. Changes in Tax Liability. If (i) the Group Tax Liability is changed and either of such changes is part of a settlement agreement with the Internal Revenue Service or a final "determination" (as that term is defined in Section 1313(a) of the Code), or (ii) the Affiliated Group otherwise pays tax in excess of the Group Tax Liability, then the amount of the payments that each Member shall make to Newco under paragraph 4(a) or the amount of the payment required from Newco to the Member under paragraph 4(b), as the case may be, shall be recomputed by substituting in place of the Group Tax Liability and each Member's Separate Tax Amount the amount of the Group's recomputed tax liability ("Group's Recomputed Tax Liability") or the Member's recomputed tax liability ("Member's Recomputed Tax Liability") after making the adjustments described above. Not later than

(i) five (5) days before the due date for any additional payment of tax by the Affiliated Group, or (ii) five (5) days after the receipt of a refund or (iii) five (5) days after the event giving rise to the recomputation if such event will not result in the payment of additional tax or the receipt of a refund, each Member shall pay to Newco, or Newco shall pay to the Member, as the case may be, the difference between the Member's Recomputed Tax Liability and the amount previously paid.

     7.   Termination of Affiliation.

          (a) The parties recognize that at some future date a Member may cease to be included in the Group, but continue to be a corporation subject to federal income tax ("Former Member"). In such event, Newco and Former Member shall consult and furnish each other with information required to prepare accurately the consolidated federal income tax return of the Group for the last taxable year in which the Former Member was included in the Group, and the federal income tax returns for all taxable years thereafter of the Former Member and the Newco, respectively, in which the tax liability of either may be affected by their former affiliation (including, for example, the apportionment of any consolidated net operating loss, capital loss, or investment or foreign tax credit carryover to the Former Member). In addition, the Former Member shall furnish Newco with information and assistance required to apply for and obtain the benefit of any carryback of a net operating loss, capital loss or any investment, foreign tax or other credit of the Former Member to a taxable year in which the Former Member was included in the Group and a consolidated federal income tax return was filed.

          (b) Newco and Former Member shall consult and furnish each other with information concerning the status of any tax audit or tax refund claim relating to a taxable year in which the Former Member was included in the Group and a consolidated federal income tax return was filed.

          (c) Any payments which would have been required under paragraph 3, 4, 5 or 6 to or by a Former Member, if the Former Member were still a Member, and with respect to any taxable year in which the Former Member was a Member, shall be so made in accordance with principles analogous to those set forth in such paragraphs and at the times set forth therein.

     8. State and Local Taxes. Newco and Sub agree that Newco shall cause the Group to file combined or consolidated income or franchise tax returns or reports in any state or local jurisdiction which permits such returns or reports. The provisions of Section 1 through 7 shall apply, with respect to income or franchise taxes imposed by any such jurisdiction.

     9. Determinations. All determinations required hereunder for each taxable year shall be made by the independent public accountants regularly employed by the Affiliated Group at the time the return is filed for such year. If any dispute, controversy or claim between the parties hereto arises, then the dispute shall be settled by arbitration at a mutually acceptable location in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award of the arbitrator shall be binding upon the parties and each party hereby consents to the entry of judgment by any court of competent jurisdiction in accordance with the decision of the arbitrator. The arbitrator shall be a certified public accountant. Such determination shall be binding and conclusive upon the parties for the purposes hereof.

     10. New Members. If sufficient stock of any corporation is acquired hereafter by Newco or any Member so that the acquired corporation becomes a Member of the Group ("New Member"), Newco shall cause the New Member to execute and deliver Form 1122, Authorization and Consent of Subsidiary Corporation to be Included in a Consolidated Income Tax Return, and to make any payments required under paragraph 3, 4, 5 or 6.

     11.  Miscellaneous Provisions.

          (a) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party hereto.

          (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

          (c) This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns.

          (d) All notices and other communications required or permitted to be given if delivered in person or by United States mail, certified or registered, with postage prepaid, to the party at the following addresses:

                         Wellsford Real Properties, Inc.
                         610 Fifth Avenue, 7th Floor
                         New York, New York  10020


                         Wellsford Park Highland Corp.
                         c/o Wellsford Real Properties, Inc.
                         610 Fifth Avenue, 7th Floor
                         New York, New York  10020


                         ERP Operating Limited Partnership
                         Two North Riverside Plaza, Suite 400
                         Chicago, Illinois  60606

     or such other address as the parties may furnish to each other from time to time in writing.

          (e) Paragraphs, titles or captions contained in this Agreement have been included only for reference and convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Whenever the context so requires, the singular tense shall be deemed to include the plural, the masculine gender shall be deemed to include the feminine and neuter, and vice versa.

          (f) In the event that any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is held invalid or unenforceable, shall remain in full force and effect.

          (g) This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     12. Termination. This agreement shall apply to the taxable year ending December 31, 1997, and all subsequent years unless the parties hereto agree, in writing, to terminate this Agreement.

     IN WITNESS WHEREOF, the parties have executed this agreement with shareholder approval on the dates stated below their signatures.

                                   WELLSFORD REAL PROPERTIES, INC.


                                   By:________________________________
                                        Its President

Attest:

By:____________________________
   Its Secretary


                                   WELLSFORD PARK HIGHLAND CORP., a
                                   Colorado corporation


                                   By:________________________________
                                        Its President

Attest:

By:____________________________
   Its Secretary

                                   ERP OPERATING LIMITED PARTNERSHIP, an
                                   Illinois limited partnership

                                   By:  Equity Residential Properties
                                        Trust, a Maryland real estate
                                        investment trust


                                   By:________________________________
                                        Its

Attest:

By:____________________________
   Its Secretary

                                SCHEDULE I

                             PRELIMINARY PLANS

                                       33